                                                                       EXHIBIT 2





                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                     VELOS MEDICAL INFORMATICS, INCORPORATED


                                       AND


                       SUMMIT MEDICAL SYSTEM, INCORPORATED


                                NOVEMBER 25, 1998

                                TABLE OF CONTENTS

                                                                                   PAGE

ARTICLE 1               PURCHASE AND SALE OF ASSETS...............................   1

         Section 1.1    Description Of Assets To Be Acquired......................   1

                  (a)   Capital Equipment And Hard Assets.........................   1

                  (b)   Inventory And Work In Progress............................   1

                  (c)   Assigned Contracts........................................   1

                  (d)   Accounts Receivable.......................................   2

                  (e)   Trademarks, Trade Names, Service Marks and Brand Names....   2

                  (f)   Patents...................................................   2

                  (g)   Other Assets..............................................   2

                  (h)   Health Provider Segment Technology........................   2

         Section 1.2    Excluded Assets and Rights................................   2

         Section 1.3    Assumption of Liabilities; Excluded Liabilities...........   3

         Section 1.4    Assignment of Certain Assets..............................   3

                  (a)   Non-Assignment or Subcontracting of Certain
                          Assigned Contracts......................................   3

                  (b)   Performance By Summit; Payment............................   3

         Section 1.5    Software Deliverables.....................................   4

ARTICLE 2               PURCHASE CONSIDERATION....................................   4

         Section 2.1    Purchase and Sale.........................................   4

         Section 2.2    Purchase Consideration....................................   4

         Section 2.3    Conduct Of Velos' Business; No Joint Venture..............   5

         Section 2.4    Allocation................................................   5

ARTICLE 3               CLOSING...................................................   5

         Section 3.1    Closing...................................................   5

         Section 3.2    Assignment of Trademarks..................................   5

         Section 3.3    Assignment of License Agreements..........................   5

         Section 3.4    Bill of Sale..............................................   6

         Section 3.5    Sublease Agreement........................................   6

         Section 3.6    Escrow Agreement..........................................   6

         Section 3.7    Delivery by Summit........................................   6

         Section 3.8    Delivery by Velos.........................................   6





                                      i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                   PAGE

         Section 3.9    Delivery by Others........................................   7

ARTICLE 4               REPRESENTATIONS AND WARRANTIES............................   7

         Section 4.1    Representations and Warranties Of Velos...................   7

                  (a)   Organization, Good Standing and Qualification.............   7

                  (b)   Authorization; Binding Obligations........................   7

         Section 4.2    Representation And Warranties Of Summit...................   7

                  (a)   Corporate Organization Of Summit..........................   7

                  (b)   Authorization of Summit...................................   7

                  (c)   Brokers' and Finders' Fees................................   8

                  (d)   Contracts.................................................   8

                  (e)   Title To Property.........................................   8

                  (f)   Assets....................................................   8

                  (g)   Intellectual Property Rights..............................   8

                  (h)   Compliance With Law.......................................   10

                  (i)   No Violation..............................................   11

                  (j)   Litigation................................................   11

                  (k)   Taxes.....................................................   11

                  (l)   Environmental Compliance..................................   12

                  (m)   Accuracy of Documents and Information.....................   13

                  (n)   Notes and Accounts Receivable.............................   13

                  (o)   Absence of Certain Changes and Events.....................   13

                  (p)   Absence of Undisclosed Liabilities........................   14

                  (q)   Third Party Consents......................................   14

                  (r)   Employees.................................................   15

                  (s)   Interested Party Relationships............................   15

                  (t)   Certain Payments..........................................   15

                  (u)   Books and Records.........................................   15

                  (v)   Warranty Claims...........................................   15

                  (w)   Securities Exchange Act Filings...........................   16




                                      ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                   PAGE

ARTICLE 5               COVENANTS................................................    16

         Section 5.1    Confidentiality..........................................    16

                  (a)   Confidential Information.................................    16

                        (i)      Confidentiality Obligations of Summit...........    16

                        (ii)     Confidentiality Obligations Of Velos............    16

                  (b)   Public Announcement......................................    16

         Section 5.2    Documents and Records....................................    17

         Section 5.3    Transfer Of Customers and Assigned Contracts.............    17

                  (a)   Purchase Order Data......................................    17

                  (b)   Transfer Of Orders; Assignments..........................    17

         Section 5.4    Accounts Receivable......................................    17

         Section 5.5    Treatment of Prepaid Obligations.........................    17

         Section 5.6    Additional Documents And Further Assurances..............    18

         Section 5.7    [reserved]...............................................    18

         Section 5.8    Taxes....................................................    18

                  (a)   Sales Tax................................................    18

                  (b)   Tax Returns..............................................    18

         Section 5.9    [reserved]...............................................    18

         Section 5.10   Assignments Of Trademarks, Patent Rights And Copyrights..    18

         Section 5.11   Covenant Not To Compete..................................    19

                  (d)   Injunctive Relief........................................    19

                  (e)   Scope Of the Covenant....................................    19

         Section 5.12   Employees................................................    20

                  (a)   Retention Agreements.....................................    20

                  (b)   Insurance Claims.........................................    20

                  (c)   Severance Payments.......................................    20

                  (d)   Obligations to Employees.................................    20

                  (e)   Escrow of Retention Payments.............................    20

                  (f)   Post-Closing Services....................................    20

         Section 5.13   Bulk Sales Compliance....................................    21





                                      iii.

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                   PAGE

         Section 5.14   Filings and Consents......................................   21

         Section 5.15   Collection................................................   21

         Section 5.16   Audit Rights..............................................   21

         Section 5.17   Name Change and License...................................   22

         Section 5.18   Injunctive Relief.........................................   23

ARTICLE 6               CONDITIONS TO OBLIGATIONS AT THE CLOSING..................   23

         Section 6.1    Conditions To Velos' Obligation At The Closing............   23

         Section 6.2    Conditions To Summit's Obligations At The Closing.........   24

ARTICLE 7               INDEMNIFICATION...........................................   24

         Section 7.1    Survival..................................................   24

         Section 7.2    Fraud.....................................................   25

         Section 7.3    Indemnification By Summit.................................   25

         Section 7.4    Indemnification Procedures................................   25

         Section 7.5    Third Party Claims........................................   26

         Section 7.6    Limitations of Indemnification............................   27

         Section 7.7    Right of Set-Off..........................................   27

ARTICLE 8               GENERAL...................................................   27

         Section 8.1    Entire Agreement..........................................   27

         Section 8.2    Binding Effect; Assignment................................   28

         Section 8.3    Notice....................................................   28

         Section 8.4    Captions..................................................   28

         Section 8.5    Expenses of Transaction; Attorneys' Fees..................   28

         Section 8.6    Waiver; Consent...........................................   28

         Section 8.7    No Third-Party Beneficiaries..............................   29

         Section 8.8    Counterparts..............................................   29

         Section 8.9    Gender....................................................   29

         Section 8.10   Severability..............................................   29

         Section 8.11   Governing Law.............................................   29

         Section 8.12   Other Remedies............................................   29

         Section 8.13   Schedule And Exhibit List.................................   29



                                      iv.

     EXHIBITS:

     Exhibit A     Form of Promissory Note

     Exhibit B     Assignment of Trademarks

     Exhibit C     Bill of Sale

     Exhibit D     Sublease Agreement

     Exhibit E     Escrow Agreement

     Exhibit F     Opinion of Dorsey & Whitney

     Exhibit G     Summit Disclosure Schedule

     SCHEDULES:

     1.1(a)        Capital Equipment and Hard Assets

     1.1(b)        Inventory

     1.1(c)        Assigned Contracts

     1.1(d)        Accounts Receivables

     1.1(e)        Trademarks, Etc.

     1.1(f)        Patents

     1.1(g)        Other Assets

     1.1(h)        Health Provider Segment Technology

     1.2           Excluded Assets

     1.3           Assumed Liabilities

     1.4(a)        Assigned Contracts for which Consents have not been Obtained

     2.4           Allocation of Purchase Price

     5.5           Prepaid Obligations

     5.12(a)       Retained Employees

     5.5           Post-Closing Services

     5.12(f)       Post-Closing Services

                            ASSET PURCHASE AGREEMENT



         This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of November 25, 1998, by and between VELOS MEDICAL INFORMATICS, INC., a New York corporation, with offices at 2201 Walnut Avenue, Suite 208, Fremont, California 94538 ("Velos") and SUMMIT MEDICAL SYSTEMS, INC., a Minnesota corporation, with offices at 1801 West End Avenue, Suite 750, Nashville, Tennessee 37203 ("Summit").

                                    RECITALS

         WHEREAS, Summit is engaged, in part, in the business of developing, marketing, distributing, and supporting the Crescendo, Vista and DOS software technology (the "Health Provider Segment");

         WHEREAS, Summit desires to sell and Velos desires to purchase all right, title and interest of Summit in and to all of the assets used in the Health Provider Segment, other than the Excluded Assets (as defined below).

         NOW, THEREFORE, in consideration of the mutual promises, covenants and representations set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

     SECTION 1.1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Summit shall convey, sell, transfer, assign and deliver to Velos, and Velos shall purchase from Summit, all right, title and interest of Summit in and to all of the properties and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated) and related documentation used in the Health Provider Segment (the "Purchased Assets"), including, without limitation:

          (A) CAPITAL EQUIPMENT AND HARD ASSETS. All capital equipment and other hard assets, including, but not limited to, computer systems and related proprietary documentation listed on Schedule 1.1(a) attached hereto;

          (B) INVENTORY AND WORK IN PROGRESS. All inventory and work in progress, including, but not limited to, samples, displays and prototypes listed on Schedule 1.1(b) attached hereto;

          (C) ASSIGNED CONTRACTS. All right, title, interest and claims of Summit to those agreements, licenses, unfilled orders and commitments relating to the Health Provider Segment and listed on Schedule 1.1(c) attached hereto (the "Assigned Contracts");






                                       1.

          (D) ACCOUNTS RECEIVABLE. All right, title and interest of Summit in and to the accounts receivable of the Health Provider Segment listed on Schedule 1.1(d) attached hereto (the "Accounts Receivable"); the amounts represented by such Accounts Receivable shall not be included as part of the Purchase Consideration of Section 2.2 below;

          (E) TRADEMARKS, TRADE NAMES, SERVICE MARKS AND BRAND NAMES. All trademarks, trade names and service marks (and all applications therefor), brand names, trade dress, logos, product names and other identifying marks or packaging and their associated goodwill relating to the Health Provider Segment, including, but not limited to, those listed on Schedule 1.1(e) attached hereto, except for those related to the Excluded Assets (the "Trademarks");

          (F) PATENTS. All issued and pending patents and patent applications relating to the Health Provider Segment, if any, including, but not limited to, those listed on Schedule 1.1(f) attached hereto (the "Patents");

          (G) OTHER ASSETS. All of the books and records, sales brochures, marketing analyses, customer files, lists of customers, outstanding written customer orders, purchase orders, other customer commitments, lists of suppliers and vendors and mailing lists, and other assets of a similar nature of the Health Provider Segment, except for those other assets related to the Excluded Assets ("Other Assets"); provided, however, that Summit shall be entitled to retain a complete copy of all documents and electronic files of the Health Provider Segment, including, but not limited to, all books, papers, records, sales brochures, marketing analyses, customer files, lists of customers, written customer orders, purchase orders and other customer commitments, list of suppliers and vendors and mailing lists, (the "Records"); and

          (H) HEALTH PROVIDER SEGMENT TECHNOLOGY. All software, licenses, technical knowledge and information, know-how, formulae, designs, process technology, trade secrets, copyrights (including all applications and registrations with respect thereto), inventions, inventor's work papers and notebooks, disclosure of inventions, research and development in progress, artwork and all other proprietary information and similar intangible rights in each case issued under or created, established, governed, or protected by the laws of any jurisdiction in the world (including all claims for damages for past infringement by any other Person of any of the foregoing, with the right to sue for and collect the same, and including all goodwill associated therewith) that are used by Summit in the Health Provider Segment, including, but not limited to, those listed on Schedule 1.1(h) attached hereto, but excluding the Retained Rights and Third Party Rights (each as defined below) and the Excluded Assets (together with the Trademarks and Patents, the "Health Provider Segment Technology").

     SECTION 1.2 EXCLUDED ASSETS AND RIGHTS. Notwithstanding anything to the contrary in Section 1.1 hereof, the parties hereto agree that the Purchased Assets (i) shall not include any of the items set forth in Part A and Part B of
Schedule 1.2 attached hereto (the "Excluded Assets"), (ii) shall be assigned and transferred subject to the rights being retained by Summit as set forth in Part C of Schedule 1.2 (the "Retained Rights"), and (iii) shall be assigned and transferred subject to the rights previously granted to third parties as set forth in Part D of Schedule 1.2 (the "Third Party Rights"); provided, however, that all of Summit's rights in and to each of the items set forth in Part B of
Schedule 1.2 shall be transferred and assigned to Velos




                                       2.

hereunder (i.e., each such items shall become part of the Health Provider Segment Technology hereunder) upon Summit's receipt of consent to assignment by the other party thereto of the particular Assigned Contract associated with such item. Summit shall use its best efforts to obtain such consents as soon as practicable following the Closing.

     SECTION 1.3 ASSUMPTION OF LIABILITIES; EXCLUDED LIABILITIES. Velos hereby agrees to assume the following obligations and liabilities of Summit (collectively, the "Assumed Liabilities"): (i) all obligations and liabilities of Summit under the Assigned Contracts; and (ii) those obligations and liabilities of Summit set forth in Schedule 1.3 hereto. Velos expressly does not and shall not assume or become liable for any liabilities (including, but not limited to, any and all liabilities related to Taxes (as defined below)), obligations, litigation, disputes, debts, payables, counterclaims, rights of set-off or return, or commitments or claims (including, but not limited to, any claims of persons employed by Summit at any time prior to the Closing for employee pay or benefits or any claims arising out of Summit's termination of employment of any of its employees) whether known, unknown, accrued, absolute, contingent, matured, unmatured or other, of Summit or any other Person (collectively, "Liabilities"), except for the Assumed Liabilities.

         For purposes of this Agreement, "Person" means an individual, partnership, corporation, limited liability corporation, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

     SECTION 1.4 ASSIGNMENT OF CERTAIN ASSETS.

          (A) NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSIGNED CONTRACTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment of any of the Assigned Contracts shall require the consent of any other party which consent shall not have been obtained prior to Closing (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Summit shall use its best efforts to obtain the consent of such other party to an assignment to Velos as soon as possible.

          (B) PERFORMANCE BY SUMMIT; PAYMENT. Until the consents to the Assigned Contracts identified in Schedule 1.4(a) are obtained, Velos shall be entitled to receive from Summit all of the economic and other benefits under such Assigned Contract, and Velos shall bear the economic and other obligations under such Assigned Contract (and thus be obligated to perform services for, and provide products to, Summit as may be required to enable Summit to perform under such Assigned Contract). Summit shall cooperate with Velos in any arrangement reasonably requested by Velos to perform Velos' obligations with respect to such Assigned Contracts after the Closing, which arrangements may include performance by Velos of such Assigned Contracts on a subcontract basis or enforcement, for the account and benefit of Velos, of any and all rights of Summit or Velos against any other Person arising out of the breach or cancellation by such other Person or otherwise, all of such actions to be at the direction of Velos





                                       3.

and to be at the expense of Velos. If requested, Summit shall amend or terminate in accordance with its terms any such Assigned Contract pursuant to instruction from Velos. In addition, Summit shall promptly transfer to Velos any revenues received for performance of and under any such unassigned contract and shall promptly reimburse Velos for all increased or new obligations, resulting from an inability of Summit to assign such Assigned Contracts and their benefits to Velos.

     SECTION 1.5 SOFTWARE DELIVERABLES. All software included in the Purchased Assets shall be transmitted electronically by Summit to Velos.

                                    ARTICLE 2

                             PURCHASE CONSIDERATION

     SECTION 2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth herein, at the closing date (the "Closing"), Velos shall purchase from Summit, for the consideration described in Section 2.2 hereof, all of Summit's right, title and interest in and to the Purchased Assets and assume the Assumed Liabilities from Summit, and Summit shall sell, transfer, assign and deliver to Velos all of Summit's right, title, and interest in and to the Purchased Assets and the Assumed Liabilities.

     SECTION 2.2 PURCHASE CONSIDERATION. Velos shall purchase the Purchased Assets for a sum of two million dollars ($2,000,000) (the "Purchase Price") calculated in accordance with, and subject to, the following provisions:

          (A) Velos shall pay to Summit, in cash, upon the Closing, the sum of two hundred thousand dollars ($200,000).

          (B) Velos shall pay to Summit, in cash, the sum of two hundred thousand dollars ($200,000) on or before each of the following days: March 31, 1999; June 30, 1999; September 30, 1999; and December 31, 1999 (together with the payment to be made pursuant to Section 2.2(a) above, the "Cash Consideration"); and

          (C) Velos shall issue to Summit upon the Closing a promissory note (the "Note") in the principal amount of $1,000,000 (the "Principal Amount") and in substantially the form attached hereto as Exhibit A. The Note shall become due and payable on the earlier to occur of: (i) the one (1) year anniversary of the Closing (the "First Anniversary Date") or (ii) the date on which Velos closes an equity financing of at least three million dollars ($3,000,000). The Note shall not bear interest, but shall be secured by a security interest in the Purchased Assets.

          (D) In the event that the amount of service fees or similar charges to customers of the Health Provider Segment that is billed during the twelve month period ending March 31, 1999 and is paid and collected by Velos (or collected by Summit and forwarded to Velos) on or before September 25, 1999 (the "Collection Date") (including the period prior to the Closing Date) (the "Anniversary Revenue"), is less than Two Million Dollars ($2,000,000) (the "Revenue Shortfall"), then one of the following shall occur:







                                       4.

               (I) if the Note has not yet become due and payable, the Principal Amount of the Note shall be reduced by the amount of the Revenue Shortfall; provided however, that in no event shall the Principal Amount be reduced by more than Five Hundred Thousand Dollars ($500,000) pursuant to this Section 2.2(d); or

               (II) if the Note has become due and has been paid, Summit shall deliver to Velos the amount of the Revenue Shortfall within ten (10) days of the Collection Date, provided however, that in no event shall such amount exceed Five Hundred Thousand Dollars ($500,000) pursuant to this Section 2.2(d). Velos shall be entitled, at its option, to offset any payments owed to it pursuant to this Section 2.2(d) against any payment owed by Velos to Summit pursuant to
Section 2.2(b). Velos shall promptly pay to Summit any additional Anniversary Revenue collected by Velos after the Collection Date and on or before the Anniversary Date, up to the amount of the Revenue Shortfall, if any, provided that Summit has previously satisfied its obligations under Sections 2.2(d)(i) and (ii).

     SECTION 2.3 CONDUCT OF VELOS' BUSINESS; NO JOINT VENTURE. Nothing in this Agreement shall affect Velos' ability to operate its business and the Health Provider Segment in a manner that Velos deems advisable. The parties hereto acknowledge that this Agreement does not create or imply any partnership or joint venture between the parties.

     SECTION 2.4 ALLOCATION. Prior to the Closing Date, Velos and Summit shall have mutually allocated the Purchase Price to the Purchased Assets as set forth on Schedule 2.4 in accordance with applicable income tax regulations of the United States Treasury, after taking in account the fair market value of the Purchased Assets. Each party shall prepare for filing all tax returns that may be required with respect to the transaction provided for herein pursuant to the Internal Revenue Code of 1986, as amended (the "Code") and any other applicable tax regulations and shall file such tax returns and all other returns, and tax information on a basis that is consistent with such allocations.

                                    ARTICLE 3

                                     CLOSING

     SECTION 3.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the business day after all conditions to the parties' obligations set forth in Article 6 have been satisfied or waived by the party entitled to the benefit of such condition (the "Closing Date") at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota or such other time and place as mutually agreed upon by the parties.

     SECTION 3.2 ASSIGNMENT OF TRADEMARKS. At the Closing, Summit and Velos shall enter into the Assignment of Trademarks attached hereto as Exhibit B and made a part hereof (the "Assignment of Trademarks").

     SECTION 3.3 ASSIGNMENT OF LICENSE AGREEMENTS. At the Closing, Summit shall assign to Velos that certain License Agreement, dated December 29, 1995, between Summit and Duke University, as amended.







                                       5.

     SECTION 3.4 BILL OF SALE. At the Closing, Summit shall execute and deliver to Velos the Bill of Sale attached hereto as Exhibit C and made a part hereof (the "Bill of Sale").

     SECTION 3.5 SUBLEASE AGREEMENT. At the Closing, Summit and Velos shall enter into the sublease agreement in the form attached hereto as Exhibit D, and such agreement shall have been consented to by Red Circle LLP.

     SECTION 3.6 ESCROW AGREEMENT. Summit and Velos shall have entered into the escrow agreement in the form attached hereto as Exhibit E.

     SECTION 3.7 DELIVERY BY SUMMIT. At the Closing, Summit and Velos shall take such actions and execute and deliver such agreements, bills of sale, assignments and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, the following:

          (A) Summit, through its officers, agents and employees, shall deliver to Velos all of Summit's right, title and interest in the Purchased Assets and all of Summit's right title and interest in and to the Health Provider Segment Technology, in accordance with Article 1 hereof.

          (B) Summit shall deliver or cause to be delivered to Velos a release of all mortgages, liens, security interests, pledges, negative pledges, encumbrances, assessments or liabilities for assessment, title retention agreements, title insurance exceptions, restrictions or restraints on transfer, defects of title, charges in the nature of a lien or security interest, or options (whether consensual, statutory or otherwise) (each a "Lien" and collectively, the "Liens") on the Purchased Assets.

          (C) Summit shall deliver to Velos evidence satisfactory to Velos of the assignments and consents set forth on Schedule 6.1.

          (D) Summit shall deliver or cause to be delivered to Velos other instruments and documents necessary or appropriate to evidence the due execution, delivery and performance of this Agreement and such other separate instruments of sale, assignment or transfer that Velos may deem necessary or appropriate in order to perfect, confirm or evidence in Velos title to all or any part of the Purchased Assets free of any Liens.

     SECTION 3.8 DELIVERY BY VELOS. At the Closing, Summit and Velos shall take such actions and execute and deliver such instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms including, without limitation, the following:

          (A) Velos shall deliver $200,000 by wire transfer of immediately available funds to the account specified by Summit; and

          (B) Velos shall deliver the Note (as described in Section 2.2 hereto); and

          (C) Velos shall deliver executed Financing Statements (Form UCC-1) in appropriate form for filing under all jurisdictions as may be necessary to perfect a security interest in the Purchased Assets.






                                       6.

     SECTION 3.9 DELIVERY BY OTHERS.

          (A) At the Closing, Dorsey & Whitney shall deliver its legal opinion in the form attached hereto as Exhibit F to Velos.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF VELOS. Velos hereby represents and warrants to Summit that:

          (A) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Velos is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Velos has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted.

          (B) AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of Velos, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Note and the performance of all obligations of Velos hereunder has been taken prior to the Closing. The Agreement and the Note, when executed and delivered, will be valid binding obligations of Velos, enforceable in accordance with its terms, except
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (b) general principles of equity that restrict the availability of equitable remedies.

     SECTION 4.2 REPRESENTATION AND WARRANTIES OF SUMMIT. Summit hereby represents and warrants to Velos that, except as set forth in the separate disclosure schedule delivered by Summit to Velos attached hereto as Exhibit G (the "Summit Disclosure Schedule"):

          (A) CORPORATE ORGANIZATION OF SUMMIT. Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to conduct the Health Provider Segment in the manner in which the Health Provider Segment is now conducted.

          (B) AUTHORIZATION OF SUMMIT. Summit has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Purchased Assets and delivered in accordance with Section 3.2 hereof (the "Closing Documents"). Summit has taken all necessary and appropriate corporate action and proceedings with respect to the authorization, execution and delivery of this Agreement and the Closing Documents. No authorization on the part of Summit's stockholders is necessary in connection with the transactions contemplated by this Agreement. This Agreement or the Closing Documents constitute valid and binding obligations of Summit, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws






                                       7.

affecting creditors' rights and remedies generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

          (C) BROKERS' AND FINDERS' FEES. Summit is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Closing Documents in connection with any transactions contemplated hereby or thereby except for fees to Dain Rauscher Wessels pursuant to that certain Engagement Letter, dated ___________, 199__, a copy of which has been furnished to Velos.

          (D) CONTRACTS. Except as set forth in the Summit Disclosure Schedule,
Schedule 1.1(c) lists all contracts, agreements, commitments and other arrangements to which Summit is a party or by which Summit or any of the Purchased Assets is bound which relate to or are necessary for the conduct of the Health Provider Segment. Summit has delivered to Velos a correct and complete copy of each written agreement (as amended to date) listed in Schedule 1.1(c). With respect to each such agreement: (A) the agreement is a legal, valid and binding obligation in full force and effect in all respects, and enforceable by Summit in accordance with its terms (except as may be limited to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or equitable remedies), and will continue to be legal, binding, enforceable, in full force and effect following the Closing on terms identical to those in effect immediately prior to Closing; (B) Summit is not in material breach or default under the agreement and, to Summit's knowledge, no other party to the agreement is in breach or default of the agreement, and no event has occurred, which with notice or lapse of time, would constitute a material breach or default by Summit, or permit termination, modification, or acceleration, under the agreement by the other party or parties thereto; and (C) Summit has not, nor, to Summit's knowledge, has any other party to the agreement, repudiated any provision of the agreement.

          (E) TITLE TO PROPERTY. Summit has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Liens. At the Closing, Velos will obtain good and marketable title to the Purchased Assets, free and clear of all Liens.

          (F) ASSETS. Except as set forth in the Summit Disclosure Schedule, the Purchased Assets include all the assets necessary to operate the Health Provider Segment in the same manner as the Health Provider Segment has been conducted. The Purchased Assets are suitable for the purpose or purposes for which they are being used, are in good operating condition and in good repair, and free from any defects, except such minor defects as do not materially interfere with the continued use thereof. Each tangible Purchased Asset has been serviced and maintained in accordance with customary industry practices. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of Summit used in the Health Provider Segment (or any interest therein) except for this Agreement. Summit has made available for inspection by Velos all reports and documents in Summit's possession pertaining to the condition of the Purchased Assets.

     (G) INTELLECTUAL PROPERTY RIGHTS.

               (I) Schedule 1.1(h) identifies and provides a brief description of all Health Provider Segment Technology; identifies and provides a brief description of all





                                       8.

Intellectual Property Rights owned by any other Person and licensed to or used by Summit in connection with the Health Provider Segment (except for any software that is licensed to Summit under any third party software license that is generally available to the public); and identifies the license agreement or other agreement under which such software, products or other Intellectual Property Right is being licensed to or used by Summit.

         For purposes of this Agreement, "Intellectual Property Rights" means all current and pending patents and other patent rights, trademarks, trade names, service marks, software, technical knowledge and information, know-how, formulae, designs, process technology, trade secrets, and copyrights (including all applications and registrations with respect thereto), inventions, inventor's work papers and notebooks, disclosure of inventions, research and development in progress, moral rights, artwork and all other proprietary information and similar intangible rights in each case issued under or created, established, governed, or protected by the laws of any jurisdiction in the world.

               (II) Except as set forth in the Summit Disclosure Schedule, the Health Provider Segment Technology constitutes all of the Intellectual Property Rights necessary to enable Velos to conduct the Health Provider Segment in the manner in which such business has been conducted. Except in the ordinary course of business consistent with past practice, Summit has not licensed or otherwise made available any of the Health Provider Segment Technology to any Person, except for the Third Party Rights set forth in Schedule 1.2. Summit has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the Health Provider Segment Technology or to transact the Health Provider Segment in any market or geographical area or with any Person.

               (III) Summit is not obligated to make any payment to any Person for the use or other exploitation of any Health Provider Segment Technology, except as set forth in the Summit Disclosure Schedule. Summit has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Health Provider Segment Technology and otherwise to maintain and protect the value of all Health Provider Segment Technology.

               (IV) Each Intellectual Property Right embodied in the Health Provider Segment Technology which constitutes a patent, trademark, service mark, copyright or other Intellectual Property Right that is registered with any federal or state governmental body or agency is valid and subsisting and no fraud or misrepresentation was made in connection with any such registration. All required maintenance, annuity and similar fees with respect to such registrations have been fully and timely paid.

               (V) Summit has not at any time by, or in the course of, conducting the Health Provider Segment, interfered with, infringed, misappropriated, violated or made any unlawful use of any Intellectual Property Rights (other than patent rights) of any other Person in any respect. To the knowledge of Summit, Summit has not at any time by, or in the course of, conducting the Health Provider Segment, interfered with, infringed, misappropriated, violated or made any unlawful use of any patent rights of any other person in any respect. None of the Health Provider Segment Technology violates any Intellectual Property Rights (other than patent rights) of any other Person in any respect. To the knowledge of Summit, none of the Health





                                       9.

provider Segment Technology violates any patent rights of any other Person in any respect. Summit has not received since its inception, with respect to the Health Provider Segment, any charge, complaint, claim, demand, or notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential interference, infringement, misappropriation, violation or unlawful use of, any Intellectual Property Right owned by any other Person (including any claim that Summit must license or refrain from using any Intellectual Property Rights of any other Person). To the knowledge of Summit, no other Person is interfering with, infringing, misappropriating or making any unlawful use of, and no Intellectual Property Right owned by any other Person conflicts with, any Health Provider Segment Technology, except as set forth in the Summit Disclosure Schedule.

               (VI) Each contract under which any Health Provider Segment Technology is licensed to Summit is legal, valid, binding and enforceable, is in full force and effect, is fully paid up, and will continue to be legal, binding, enforceable, in full force and effect and fully paid following the Closing on terms identical to those in effect immediately prior to Closing. Summit is not in material breach of or default with respect to any such contract, has not received any notice or communication (in writing or otherwise) related to any potential or alleged breach or default, and to the knowledge of Summit, no other Person is in breach of or default with respect to any such contract.

               (VII) Summit has not incurred (and there are not any facts known to Summit that indicate a reasonable likelihood that Summit will incur) any liability under any indemnification or similar provision relating to infringement or misappropriation of any Person's Intellectual Property Right pursuant to any Assigned Contract.

               (VIII) All Crescendo software programs are Year 2000 Compliant (hereinafter defined). "Year 2000 Compliant" means, as applied to a specified software program (a "Program"), that (i) such Program has been developed and tested to support numeric and date transitions from the twentieth century to the twenty-first century and back (including without limitation all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without material corruption or impact to current and/or future operations; (ii) such Program will function without material error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century.

          (H) COMPLIANCE WITH LAW. Summit currently is, and at all times has been, in compliance with all foreign, federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Health Provider Segment, except where the failure to be in compliance would not have a material adverse effect on the business, operations, properties, assets, financial condition, prospects or results of operations of the Health Provider Segment ("Material Adverse Effect"). Summit has been granted any and all licenses, permits (temporary and otherwise), authorization and approvals from federal, state, and local government regulatory bodies necessary to carry on the Health Provider Segment as currently conducted and as proposed to be conducted, all of which are currently valid and in full force and effect, except where the failure would not have a Material Adverse Effect. Except as set forth in the Summit Disclosure Schedule, all of such licenses, permits, authorizations, and approvals shall be transferred to Velos effective as of the Closing,





                                      10.

and shall be valid and in full force and effect to the same extent as if Summit were continuing operation of the Health Provider Segment. There is no order issued, investigation or proceeding pending, or to the knowledge of Summit, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to the Health Provider Segment or the Purchased Assets.

               (I) NO VIOLATION. Neither the execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered by Summit pursuant hereto or thereto, nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or result in any breach or violation of the terms of any foreign, federal, state or local law, statute, licensing requirement, rule or regulation, and judicial or administrative decision applicable to Summit or the Purchased Assets; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Summit is a party or by which it or any of the Purchased Assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of Summit secured by the Purchased Assets; (iv) violate or conflict with any provision of Summit's Articles of Incorporation, Bylaws or similar organizational instruments; or (v) give rise to any dissenters rights or other claims from Summit stockholders. No consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained in order to permit the execution, delivery or performance of this Agreement by Summit, or the consummation of the transactions contemplated by this Agreement. The provisions of the Minnesota Commercial Code relating to bulk transfers are inapplicable to the transactions contemplated by this Agreement.

          (J) LITIGATION. Neither Summit nor, to the knowledge of Summit, any officer, director, employee or agent of Summit, is a party to any pending or, to the knowledge of Summit, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body involving: (i) the Purchased Assets, (ii) the Health Provider Segment or
(iii) the transactions contemplated by this Agreement.

          (K) TAXES. All Taxes (as hereinafter defined) due or payable by Summit, and all interest and penalties thereon, whether disputed or not, have been paid in full. All Tax returns, statements, reports, forms and other documents required to be filed in connection with the Taxes related to the Purchased Assets or the Health Provider Segment have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all respects. All amounts required to be withheld and all deposits required by law to be made by Summit with respect to employee withholding Taxes have been duly made (insofar as the failure to pay such Taxes could result in any liability to Velos). Summit is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and Summit does not have any deficiency or claim currently pending, outstanding or asserted against it, and there is no basis for any such Tax deficiency or claim. There is no audit currently pending regarding any Taxes and Summit has not extended the period in which any Tax could be assessed or collected. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement, and Summit is not a





                                      11.

person other than a United States person within the meaning of the Code. There are no liens for Taxes upon the Purchased Assets except liens for current Taxes not yet due. None of the Assumed Liabilities could give rise to the payment by Summit of any amount that would not be deductible pursuant to Section 280G of the Code. None of the Purchased Assets (i) is property that is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property within the meaning of
Section 168(b) of the Code. For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any taxing authority responsible for the imposition of any such tax (domestic or foreign) related or attributable in each case to the Purchased Assets or the Health Provider Segment, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          (L) ENVIRONMENTAL COMPLIANCE. With respect to the operations of the Health Provider Segment, (i) Summit is and has been in compliance with Environmental Laws and Summit has not received any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) Summit has not received notice of any Environmental Claim filed or threatened against it, or against any Person whose liability for any Environmental Claim Summit has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, that could reasonably be expected to form the basis of any Environmental Claim against Summit or against any Person whose liability for any Environmental Claim Summit has retained or assumed either contractually or by operation of law; (iii) Summit has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; and (iv) to the best knowledge of Summit, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by Summit, or for its business, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by Summit, so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws. For the purposes of this Agreement, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any Person or governmental or private entity alleging potential liability arising out of, based on or resulting from (A) the presence, or release into the environment, or exposure of any Person to Hazardous Materials or (B) any violation, or alleged violation, of any Environmental Law. "Environmental Laws" means all national, provincial, local and foreign laws, regulations or




                                      12.

permit requirements relating to protection of human health or the environment. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

          (M) ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information furnished to Velos by Summit are complete and correct in all material respects. No representations or warranties made by Summit in this Agreement nor any Closing Document or Schedule furnished to Velos or its agents pursuant to this Agreement contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

          (N) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth in the Summit Disclosure Schedule, all notes and accounts receivable of Summit related to the Health Provider Segment, all of which are reflected properly on the books and records of Summit, are valid receivables subject to no setoffs, defenses or counterclaims, are current and collectible in accordance with their terms at their recorded amounts.

          (O) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since September 30, 1998, there has not been:

               (I) Any material adverse change in the business, financial condition, results of operation, assets, liabilities or prospects of the Health Provider Segment or, to the knowledge of Summit, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change;

               (II) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake or other natural event, riot, act of God or the public enemy, or damage, destruction or other casualty, whether covered by insurance or not, which has had or could reasonably be expected to have a Material Adverse Effect on the Health Provider Segment or the Purchased Assets;

               (III) Any transaction relating to the Health Provider Segment which was entered into or carried out by Summit other than in the ordinary course of business consistent with past practice;

               (IV) Any change made by Summit in its method of operating the Health Provider Segment or its accounting practices relating thereto;

               (V) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed by Summit to be imposed on or with respect to the Purchased Assets;

               (VI) Any sale, lease or disposition of, or any agreement to sell, lease or dispose of any of the Purchased Assets;







                                      13.

               (VII) Any employment contract or collective bargaining agreement, written or oral, entered into by Summit or modification by Summit of the terms of any such contract or agreement related to any Employee (as defined in Section 4.2(r) hereof);

               (VIII) Any increase in the base compensation or change in employment terms of any Employee except in the ordinary course of business consistent with past practice;

               (IX) Any action taken by Summit to adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employee except in the ordinary course of business consistent with past practice;

               (X) Any material adverse change or, to the knowledge of Summit, any threat of any material adverse change, in Summit's relations with, or any loss or, to the knowledge of Summit, any threat of loss, of any of the Health Provider Segment' major customers, distributors, suppliers or dealers;

               (XI) Any damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets;

               (XII) Any adverse modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any Assigned Contract;

               (XIII) Any labor disputes or disturbances materially adversely affecting the business, financial condition, results of operation, assets, liabilities or prospects of the Health Provider Segment, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

               (XIV) Any waivers of any rights under the Assigned Contracts;

               (XV) Any dispositions or abandonment of any Health Provider Segment Technology or rights thereto or application therefor;

               (XVI) Any license or sublicense of any rights granted by Summit under or with respect to any Health Provider Segment Technology other than in the ordinary course of business consistent with past practice;

               (XVII) Any change made or authorized in the charter or bylaws of Summit that would have an adverse effect on the Health Provider Segment; or

               (XVIII) Any commitment to do any of the foregoing.

          (P) ABSENCE OF UNDISCLOSED LIABILITIES. There are no debts, liabilities or obligations with respect to the Health Provider Segment assumed by Velos pursuant to this Agreement or to which the Purchased Assets are subject, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, other than the Assumed Liabilities.

          (Q) THIRD PARTY CONSENTS. No consent, approval, or authorization of any third party on the part of Summit is required in connection with the consummation of the





                                      14.

transactions contemplated hereunder except as listed in Section 4.2(q) of the Summit Disclosure Schedule.

          (R) EMPLOYEES.

               (I) Section 4.2(r) of the Summit Disclosure Schedule contains a list of all employees of the Health Provider Segment as of the date of this Agreement (the "Employees"), all independent contractors and consultants performing services specifically for the Health Provider Segment, all sales representatives of the Health Provider Segment, and all persons receiving commissions from Summit in connection with the Health Provider Segment, including the location where the same are employed, together with their respective current rates of compensation. No Employee of the Health Provider Segment has any claim against Summit (whether under federal, state, local or foreign law, rule or regulation, under any employee agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the payroll period ending on or after the Closing Date, (b) wages or salaries, (c) vacations, time off or pay in lieu of vacation or time off, including vacation or time off (or pay in lieu thereof) earned with respect to the current fiscal year of Summit, or (d) severance or other termination payments. Summit has performed and undertaken all acts necessary in connection with the transactions contemplated by this Agreement to comply with the applicable provisions of the Worker Adjustment and Retraining Notification Act ("WARN").

               (II) Each Employee has entered into and executed Summit's standard form of Proprietary Information and Invention Assignment Agreement ("Proprietary Information Agreement"). Each Proprietary Information Agreement is legal, valid, binding and enforceable, and in full force and effect immediately prior to the Closing. Summit has not utilized in the conduct of the Health Provider Segment prior to the Closing, and does not believe it will be necessary for Velos to utilize in the conduct of the Health Provider Segment after the Closing, any inventions of any Employee in which any such Employee has an ownership interest.

               (S) INTERESTED PARTY RELATIONSHIPS. Neither Summit nor any director, officer or principal stockholder of Summit has any material financial interest, direct or indirect, in any supplier or customer or any other party to any Assigned Contract.

               (T) CERTAIN PAYMENTS. In connection with the Health Provider Segment, Summit has not and, to the knowledge of Summit, no Person directly or indirectly on behalf of Summit has made or received any payment that was not legal to make or receive.

               (U) BOOKS AND RECORDS. The books and records of Summit to which Velos and its accountants and attorneys have been given access are the true and correct books in all material respects and records of Summit and accurately reflect the underlying facts and transactions in all material respects.

               (V) WARRANTY CLAIMS. Section 4.2(v) of the Summit Disclosure Schedule lists all pending warranty claims with respect to any product or service furnished in connection with or by the Health Provider Segment prior to the Closing.







                                      15.

          (W) SECURITIES EXCHANGE ACT FILINGS. The information relating to the Health Provider Segment contained in Summit's Annual Report on Form 10-K for the year ended December 31, 1997 and each of the subsequently filed quarterly reports on Form 10-Q does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE 5

                                    COVENANTS

     SECTION 5.1 CONFIDENTIALITY.

          (A) CONFIDENTIAL INFORMATION.

               (I) CONFIDENTIALITY OBLIGATIONS OF SUMMIT. From and after the date hereof, except as required by law, statute, rule or regulation, Summit and its employees, officers, directors and agents hereby agree not to (A) disclose any confidential information provided by Velos to Summit and its employees, officers, directors and agents; (B) disclose to any Person in any manner, directly or indirectly, any confidential information or data related to or concerning the Health Provider Segment or the Purchased Assets, whether of a technical or commercial nature; or (C) use, or permit or assist, by acquiescence or otherwise, any Person, association, firm, corporation or other to use, in any manner, directly or indirectly, any confidential information described in phrases (A) or (B) of this subsection (i), except as required by law, statute, rule or regulation or where such information is at the time generally known to the public and did not become generally known through any breach of any provision of this Section 5.1(a)(i).

               (II) CONFIDENTIALITY OBLIGATIONS OF VELOS. From and after the date hereof, except as required by law, statute, rule or regulation, Velos and its employees, officers, directors and agents hereby agree not to (A) disclose any confidential information provided to Velos by Summit and its employees, officers, directors and agents (other than information provided to Velos that is related to the Health Provider Segment or the Purchased Assets); or (B) use, or permit or assist, by acquiescence or otherwise, any Person, association, firm, corporation or other to use, in any manner, directly or indirectly, any confidential information described in phrase (A) of this subsection (ii), except as required by law, statute, rule or regulation or where such information is at the time generally known to the public and did not become generally known through any breach of any provision of this Section 5.1(a)(ii).

          (B) PUBLIC ANNOUNCEMENT. The parties hereto hereby agree to maintain the confidentiality of the existence, terms and conditions of this Agreement, except to the extent disclosure is required by law, statute, rule or regulation; provided, however, that the parties hereto hereby agree to issue a mutually agreeable joint press release upon the execution of this Agreement of the transactions contemplated hereby. Each party will review and agree to the text of such press release and an other public announcement related to this Agreement or the transactions contemplated hereby prior to the release thereof.







                                      16.

     SECTION 5.2 DOCUMENTS AND RECORDS. At any time and from time to time after the Closing, as soon as practicable but in any event within ten (10) days after any request by Velos, Summit shall deliver, or cause to be delivered, to Velos such historical financial information and data and such other information and data concerning the operations of the Health Provider Segment, and shall render such cooperation and use commercially reasonable efforts to cause its independent public accountants to render such cooperation as Velos shall reasonably request, in order to enable Velos to complete and file all federal, state or foreign forms and reports which it may be required to file with respect to the operations of the Health Provider Segment prior to the Closing or to respond to audits by any taxing authorities with respect to such operations. Velos shall permit Summit and its authorized representatives reasonable access during regular business hours to all books, papers and records relating to the Purchased Assets and Health Provider Segment (insofar as such books, papers and records relate to pre-Closing matters) as Summit may, from time to time, request. Velos shall retain all Records transferred to it pursuant to this Agreement for two (2) years following the Closing Date or a shorter period of time if notified by Summit. In the event that Velos or any of its representatives or agents is requested or required by law or legal process to disclose or produce any books, records or papers related to the Health Provider Segment, Velos shall provide Summit with oral or written notice within five business days of such request or process, unless notice is prohibited by law, of any such request or requirement so that Summit may seek a protective order or other appropriate remedy.

     SECTION 5.3 TRANSFER OF CUSTOMERS AND ASSIGNED CONTRACTS.

          (A) PURCHASE ORDER DATA. Summit shall provide or make available to Velos, upon Velos' request, a list of all outstanding written customer orders, purchase orders and other customer commitments from Summit's current customers, and the names of all such customers, which relate to the Health Provider Segment (the "Current Customers").

          (B) TRANSFER OF ORDERS; ASSIGNMENTS. Subject to the terms and conditions of this Agreement, Summit and Velos agree to use commercially reasonable efforts to (i) conduct joint contacts with the Current Customers (as appropriate) for the purpose of attempting to obtain such customers' consent to transfer orders from Summit to Velos (or to issue new orders to Velos for the same or similar items), (ii) assign Summit's rights and benefits under the Assigned Contracts to Velos, and (iii) transfer Summit's performance obligations under the Assigned Contracts to Velos subject to the provisions of Section 1.4 hereof.

     SECTION 5.4 ACCOUNTS RECEIVABLE. From and after the date of this Agreement, in the event that Summit receives any payments of any Accounts Receivable listed in Schedule 1.1(d) attached hereto or any amounts in respect of the Assigned Contracts, Summit shall pay Velos cash in the actual amount received and collected by Summit, as soon as possible after receipt of such amount.

     SECTION 5.5 TREATMENT OF PREPAID OBLIGATIONS. Summit shall pay Velos Velos' costs to assume and perform Summit's obligations under the Assigned Contracts (the "Closing Prepaid Services"), which payments shall not exceed $500,000. Such costs shall be calculated as 70% of the total prepaid services at Closing, as set forth on Schedule 5.5 based on the percentage of Closing Prepaid Services performed in the period. Such payments shall be payable on the dates and up to the amounts set forth on Schedule 5.5, and may be offset against payments that Velos





                                      17.

may be required to make pursuant to Section 2.2 above. In the event that the Anniversary Revenue (as defined in Section 2.2(d)) exceeds Two Million Dollars ($2,000,000) (such excess shall be referred to herein as the "Excess Revenue"), the aggregate amount due from Summit pursuant to this Section 5.5 shall be reduced by the amount of the Excess Revenue or Velos shall pay to Summit the amount of Excess Revenue to the extent of any prior payments by Summit or any offset against payments by Velos as provided in this Section 5.5, provided, however, that Velos shall not be obligated to pay Summit more than Five Hundred Thousand Dollars ($500,000) pursuant to the terms of this Section 5.5. Summit shall promptly pay to Velos any Anniversary Revenue collected or received by Summit.

     SECTION 5.6 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and use commercially reasonable efforts to do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     SECTION 5.7 [RESERVED]

     SECTION 5.8 TAXES.

          (A) SALES TAX. Summit shall pay any Taxes or other charges or duties arising out of the purchase and sale of the Purchased Assets pursuant to this Agreement.

          (B) TAX RETURNS. Summit shall be responsible for and pay when due (i) all of Summit's Taxes attributable to or levied or imposed upon the Purchased Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the date of the Closing (including without limitation any personal property Taxes attributable to any period or portion thereof prior to the Closing) and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the assets, operations or employees of the Health Provider Segment for any period (or portion of any period) through the date of Closing. Summit and Velos shall timely file within the time period for filing, or any extension granted with respect thereto, all of their respective Tax returns required to be filed in connection with the purchase and sale of the Purchased Assets and any such portion of such Tax returns connected therewith shall be true and correct and completed in accordance with applicable laws.

     SECTION 5.9 [RESERVED]

     SECTION 5.10 ASSIGNMENTS OF TRADEMARKS, PATENT RIGHTS AND COPYRIGHTS. If applicable, Summit and Velos agree to use their best efforts to file the Assignment of Trademarks and Assignment of Patent Rights with the U.S. Patent and Trademark Office ("PTO") promptly after the Closing. With respect to any unregistered trademarks and copyrights of Summit included in the Purchased Assets, upon the request of Velos, Summit agrees to use its best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with Velos in doing, all things necessary, proper or advisable to register such trademarks and copyrights with the PTO or the Copyright Office, as appropriate.







                                      18.

     SECTION 5.11 COVENANT NOT TO COMPETE. Summit, for itself and its successors and assigns, covenants and agrees with Velos that, for the period (the "Covenant Term") commencing on the Closing Date and ending two (2) years after the Closing Date, it will not, anywhere in the world:

          (A) own, manage, operate or control, or participate in the ownership (whether through equity or phantom equity or appreciation mechanisms), or have any interest in as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, stockholder, lender in any business or enterprise that develops or commercializes clinical information systems or database services for the cardiology or orthopedic medical specialties, except for (i) data management, warehousing and biostatistic activities related to Summit's clinical research services business, and (ii) any activities necessary to fulfill Summit's obligations pursuant to the Retained Rights (the "Competing Business"); provided, however, the foregoing shall not prohibit the ownership, in the aggregate, directly or indirectly, of less than one percent (1%) of any class of securities of a business or enterprise that is engaged in the Competing Business so long as such business or enterprise is listed on a national securities exchange or traded publicly in the over-the-counter market;

          (B) solicit or participate in the solicitation of any Person or entity to engage in any aspect of the Competing Business; or

          (C) employ or retain (as a consultant, employee or otherwise), or participate in the solicitation of, any Person who is employed or retained by Velos to engage in the Competing Business or any Person who was employed in the Competing Business at any time prior to the Closing, except for any Person whose employment was terminated by Velos (except for cause).

          (D) INJUNCTIVE RELIEF. The parties hereto acknowledge that any breach of the foregoing covenants (collectively, the "Covenant Not to Compete") cannot adequately be compensated with money damages, and that in the event of a breach of the Covenant Not to Compete, Velos shall be entitled to all remedies at law or in equity which are available, including, without limiting the generality of the foregoing, injunctive relief (without any bond or other security required), or any other appropriate decree of specific performance, without the necessity of showing that monetary damages would not provide an adequate remedy, and that such remedies shall not be exclusive and shall be in addition to any other remedy which Velos may have as a result of such violation.

          (E) SCOPE OF THE COVENANT. The parties hereto agree that the duration and geographical scope of the Covenant Not to Compete are not broader than the scope of the Competing Business and are reasonable given the nature of the Competing Business. Should the Covenant Not to Compete be adjudged to any extent invalid by any competent court, said covenant will be deemed modified to the extent necessary to render it enforceable; provided, however, such modification is authorized only to the extent required to cause such provision to be enforceable.







                                      19.

     SECTION 5.12 EMPLOYEES.

          (A) RETENTION AGREEMENTS. As part of the Assumed Liabilities, Summit will assign to Velos the Retention Agreements (the "Retention Agreements") between Summit and the Employees named in Schedule 5.12(a) attached hereto (the "Retained Employees").

          (B) INSURANCE CLAIMS. Summit agrees to satisfy, and use its best efforts to cause its insurance carriers to satisfy, all claims of the Employees, including, but not limited to, all claims for benefits, whether insured or otherwise (including, but not limited to, worker's compensation, life insurance, medical and disability programs), under Summit's employee benefit plans brought by, or in respect of, the Employees, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes.

          (C) SEVERANCE PAYMENTS. Summit shall pay any and all amounts related to severance benefits, ongoing salary obligations or any other payments that will or may be owed to all Employees, except for such obligations with respect to the Retained Employees as are assumed by Velos under the Retention Agreements (provided that Summit shall be required to reimburse Velos for certain amounts pursuant to Section 5.12(d) below). In addition, Velos shall not assume any of the employee benefit and employee stock incentive plans of Summit in which any Employee has participated on or prior to the Closing Date, and Velos shall have no liability whatsoever to any Employees with respect to accrued or future benefits under any such employee plans, whether or not any of such Employees are offered employment by, or become employees of, Velos.

          (D) OBLIGATIONS TO EMPLOYEES. Following the Closing Date, Summit shall promptly reimburse Velos for the following expenses paid by Velos in accordance with the terms of the Retention Agreements: (i) retention bonus payments; and
(ii) severance payments; provided, that Summit shall not be obligated to reimburse Velos to the extent any expenses result from any salary increases offered by Velos to Retained Employees.

          (E) ESCROW OF RETENTION PAYMENTS. On the Closing Date, the aggregate amount of the payments that Velos may be required to make pursuant to the Retention Agreements shall be placed in an escrow account (the "Escrow Account") established at Norwest Bank, Minnesota, National Association. Velos shall be entitled, in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit G, to withdraw amounts from the Escrow Account in satisfaction of Summit's obligations pursuant to Section 5.12(d) above.

          (F) POST-CLOSING SERVICES.

               (I) Following the Closing, Summit shall cause the employees of Summit to provide such services to Velos as Velos shall reasonably request to assist in the transfer of the Purchased Assets to Velos. Velos shall pay to Summit Summit's reasonable cost of providing such services.

               (II) Until June 30, 1999, Velos shall provide customer support and maintenance services, including, without limitation, toll-free help desk, bug fixes, upgrades and modifications, to the customers which are parties to the Assigned Contracts to the extent and in the manner required by such contracts. Velos acknowledges that Summit has certain obligations





                                      20.

to provide customer support and service to third parties under certain agreements identified in Schedule 5.12(f) to this Agreement (the "Subcontract Agreements"). Velos agrees to provide such customer support and service (but not data harvesting and reporting) for Summit on a subcontract basis during the term of the Subcontract Agreements. Velos shall use commercially reasonable efforts to provide such customer support and service. Summit shall pay to Velos for such customer support and service Velos' reasonable cost of providing such customer support and service. Any fees due to Velos shall be billed to Summit on a monthly basis and shall be payable within thirty (30) days of invoice. All Velos employees performing services on behalf of Summit shall be deemed to be solely employees of Velos and Velos shall retain sole liability for all obligations, contractual and otherwise, to its employees. From time to time, Summit may disclose to Velos confidential and proprietary information of third parties to the Subcontract Agreements. Velos shall keep confidential such confidential and proprietary information to the same extent as Summit shall be obligated under the applicable Subcontract Agreement. Velos shall have no right to disclose or use such confidential proprietary information for its own benefit or the benefit of any third party. Ownership of all ideas, information, materials, works of authorship and/or inventions, conceived, written, created or first reduced to practice by Velos in the performance of customer support and service under a Subcontract Agreement shall be subject to the applicable provisions of such Subcontract Agreement to the same extent as if Summit had performed such customer support and service directly.

     SECTION 5.13 BULK SALES COMPLIANCE. Following the execution of the Agreement, Summit shall cooperate with Velos in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, in such a way as to provide Velos the greatest measure of protection against the creditors of Summit allowable under all such statutes. Summit acknowledge that Velos, in its sole discretion, may waive compliance with any or all of such statutes.

     SECTION 5.14 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use its best efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with such transactions. Summit shall promptly deliver to Velos a copy of each such filing made, each such notice given and each such consent obtained by Summit. Notwithstanding anything to the contrary contained in this Agreement, Velos shall have no obligation under this Agreement (i) to dispose of any assets; (ii) to discontinue offering any product; (iii) to license or otherwise make available to any Person any technology, software or other Intellectual Property Right; (iv) to hold separate any assets or operations; or (v) to make any commitment (to any governmental body or otherwise) regarding its future operations.

     SECTION 5.15 COLLECTION. Velos shall take all commercially reasonable steps to collect accounts receivable under the Assigned Contracts prior to the First Anniversary Date.

     SECTION 5.16 AUDIT RIGHTS.

          (A) Velos shall have the right to inspect or audit the books and records of Summit which support the performance of Summit's obligations under this Agreement,





                                      21.

including, without limitation, Summit's obligations under Sections 1.4(b), 5.4 and 5.5 hereof. Such right shall be exercisable by Velos by notifying Summit in writing. After receiving such notice from Velos, Summit shall have fifteen (15) days to provide Velos with access to such books and records for Velos' inspection or audit. If after making such inspection or audit, it is determined by an independent auditor selected by Velos and reasonably acceptable to Summit that any amount owed to Velos under this Agreement (including, without limitation any amounts owed to Velos under Section 1.4(b), 5.4 and 5.5) was underpaid, then Summit shall pay the amount of such underpayment within five (5) business days after Summit's receipt of such independent auditor's determination. If, after making such inspection or audit, it is determined by such independent auditor that any such payment made by Summit to Velos pursuant to this Agreement was overpaid, then Velos shall refund to Summit the amount overpaid within five (5) business days after Velos' receipt of such independent auditor's determination. If it is determined by such auditor that any payment made by Summit hereunder was underpaid or overpaid by five percent (5%) or more, then Summit shall pay the cost of such inspection or audit by such independent auditor; otherwise, Velos shall pay such cost.

          (B) Summit shall have the right to inspect or audit the books and records of Velos which support the performance of Velos' obligations under this Agreement. Such right shall be exercisable by Summit by notifying Velos in writing. After receiving such notice from Summit, Velos shall have fifteen (15) days to provide Summit with access to such books and records for Summit's inspection or audit. If after making such inspection or audit, it is determined by an independent auditor selected by Summit and reasonably acceptable to Velos that any amount owed to Summit under this Agreement was underpaid, then Velos shall pay the amount of such underpayment within five (5) business days after Velos' receipt of such independent auditor's determination. If, after making such inspection or audit, it is determined by such independent auditor that any such payment made by Velos to Summit pursuant to this Agreement was overpaid, then Summit shall refund to Velos the amount overpaid within five (5) business days after Summit's receipt of such independent auditor's determination. If it is determined by such auditor that any payment made by Velos hereunder was underpaid or overpaid by five percent (5%) or more, then Velos shall pay the cost of such inspection or audit by such independent auditor; otherwise, Summit shall pay such cost.

     SECTION 5.17 NAME CHANGE AND LICENSE.

          (A) Summit shall use its best efforts to obtain shareholder approval to change its corporate name as soon as practicable after the Closing and take all other steps to effect such corporate name change. Summit shall not use the name "Summit" or any variation thereof to market any products or for any other purpose, except as provided in Section 5.17(b).

          (B) Velos grants to Summit a personal, nontransferable, non-exclusive and royalty-free license for the limited and sole purpose of using the corporate name "Summit Medical Systems, Inc." on (i) all required corporate filings with governmental authorities or the Nasdaq Stock Market, (ii) legal documentation where it is not possible to use another name or where required by law and (iii) inventories of letterhead and packaging existing as of the date of this Agreement used for the purposes set forth in clauses (i) and (ii).







                                      22.

     SECTION 5.18 INJUNCTIVE RELIEF. Summit and Velos acknowledge and agree that their respective remedies at law for any breach of their respective obligations under this Article 5 hereof would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Article 5 without the necessity of proof of actual damage.

                                    ARTICLE 6

                    CONDITIONS TO OBLIGATIONS AT THE CLOSING

     SECTION 6.1 CONDITIONS TO VELOS' OBLIGATION AT THE CLOSING. The obligations of Velos to close the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          (A) The representations and warranties made by Summit in this Agreement and the statements contained in any schedule delivered in connection herewith or in any instrument, list, certificate or writing delivered by Summit pursuant to this Agreement shall be true and correct at and as of the Closing Date.

          (B) Summit shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Summit prior to or at the Closing.

          (C) Summit shall have procured all of the third party consents specified in Section 6.1(c) of the Summit Disclosure Schedule, and the parties hereto shall have received all required authorizations, consents, and approvals of governments and governmental agencies.

          (D) Velos and Summit shall have entered into a sublease agreement in the form attached hereto as Exhibit H, and Red Circle LLP shall have consented to such sublease agreement.

          (E) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially adversely affect the right of Velos to control the Health Provider Segment following the Closing Date, or (D) affect adversely the right of Velos to own the Purchased Assets (including without limitation the Health Provider Segment Technology) and to operate the Health Provider Segment, and no such injunction, judgment, order, decree, ruling or charge shall be in effect and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A), (B), (C), or (D) of this Section 6.1(d) to occur.

          (F) The Chief Executive Officer of Summit shall have delivered to Velos a certificate to the effect that each of the conditions specified above in Sections 6.1(a)-(d) (inclusive) is satisfied in all respects.






                                      23.

          (G) Velos shall have received from Dorsey & Whitney an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Velos, and dated as of the Closing Date (the "Summit Legal Opinion").

          (H) Velos shall have received such other separate instruments of sale, assignment or transfer that Velos may deem necessary or appropriate in order to perfect, confirm or evidence in Velos title to all or any part of the Purchased Assets.

     SECTION 6.2 CONDITIONS TO SUMMIT'S OBLIGATIONS AT THE CLOSING. The obligations of Summit to close the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          (A) The representations and warranties of Velos set forth in Section
4.1 above shall be true and correct at and as of the Closing Date.

          (B) Velos shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at the Closing.

          (C) Velos and Summit shall have entered into a sublease agreement in the form attached hereto as Exhibit H, and Red Circle LLP shall have consented to such sublease agreement.

          (D) The Chief Executive Officer of Velos shall have delivered to Summit a certificate to the effect that each of the conditions specified above in Sections 6.2(a)-(b) is satisfied in all respects.

          (E) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A) or (B) of this Section 6.2(d) to occur.

                                   ARTICLE 7

                                 INDEMNIFICATION

     SECTION 7.1 SURVIVAL. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Velos, all representations, warranties, covenants and agreements of Summit in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for a period of one (1) year after the Closing except for the obligations set forth in Section 4.2(k) which shall survive for a period of ninety (90) days following the expiration of the period of limitation applicable to each respective Tax. Neither the period of survival nor the liability of Summit with respect to Summit's representations and





                                      24.

warranties under this Agreement shall be reduced by any investigation made at any time by or on behalf of Velos and shall not be construed as a waiver of Velos' rights to indemnity as herein provided for the breach of, inaccuracy of, or failure to perform or comply with any of Summit's representations and warranties under this Agreement. If written notice of a Claim (as defined below) has been given prior to the expiration of the applicable representations and warranties, then the relevant representations, warranties, covenants and agreements shall survive as to such Claim until the Claim has been finally resolved.

     SECTION 7.2 FRAUD. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Velos in the event of fraud or intentional misrepresentation relating to the representations, warranties, agreements or covenants made by Summit in this Agreement.

     SECTION 7.3 INDEMNIFICATION BY SUMMIT. Subject to the terms and conditions of this Article 7, Summit hereby agrees to indemnify, defend and hold harmless Velos and each of its officers, directors, employees or agents (individually, an "Indemnified Party") against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses suffered or incurred by such Indemnified Parties, including, without limitation, interest, penalties, attorneys' fees and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by such parties, directly or indirectly, by reason of or resulting from:

          (A) any failure by Summit to perform any of its agreements or covenants under this Agreement or under any of the Closing Documents or other documents or instruments delivered by Summit pursuant to this Agreement;

          (B) any breach of any representation or warranty of Summit contained in or made pursuant to this Agreement;

          (C) any Liability of Summit (other than the Assumed Liabilities and the operation by Velos of the Health Provider Segment after the Closing) that arises directly or indirectly from, relates directly or indirectly to, results directly or indirectly from or attaches directly or indirectly to, the Purchased Assets (including, without limitation, any refund or warranty claim under any Assigned Contract);

          (D) the operation of the Health Provider Segment on or at any time prior to the Closing;

          (E) any suit, action or other proceeding brought by any governmental entity or any other Person arising out of, or in any way related to, any of the matters referred to in this Section 7.3 and which are the subject of indemnification under clauses (a) through (f) of this Section 7.3, other than the Assumed Liabilities (collectively, the "Claims").

     SECTION 7.4 INDEMNIFICATION PROCEDURES. The obligations and liabilities of Summit to indemnify the Indemnified Parties under Section 7.3 hereof shall be subject to the following terms and conditions:







                                      25.

          (A) In the event that an Indemnified Party suffers Damages, the Indemnified Party shall within thirty (30) days of discovering such Damages provide Summit with written notice thereof ("Notice of Claim"). The Notice of Claim shall state in reasonable detail the nature of the Claim, the specific provisions in this Agreement alleged to have been breached, the amount of the Claim for indemnification and method of computation thereof. Such amount shall represent the Indemnified Party's good faith estimate of the Damages. Summit shall have thirty (30) days from receipt of the Notice of Claim to accept or reject the claim for indemnification by providing written notice to Velos. Any claim for Damages accepted by Summit or any Claim determined as valid under the Claim procedure set forth below, shall be deemed "Established Damages" for the purposes of this Agreement. If a Notice of Claim is given, and no rejection is received within thirty (30) days from receipt of the Notice of Claim, then Summit shall be deemed to have accepted such Claim.

          (B) If Summit rejects a Claim within such thirty (30) day period, the parties shall, in good faith, attempt to negotiate a resolution of such Claim within thirty (60) days thereafter (the "Resolution Period"). If the parties do not reach resolution during the Resolution Period, then the indemnified party may, within thirty (30) days after the end of the Resolution Period proceed to submit such Claim to arbitration under the rules then in effect of the American Arbitration Association. The determination of the arbitrator(s) shall be binding, final and conclusive on the parties. The expenses in connection with any arbitration shall be borne by the non-prevailing party unless determined otherwise by the arbitrator(s). If as a result of such arbitration it is determined that the indemnifying party is obligated for such Damages, the amount set by such arbitration shall be the amount of the Established Damages and the indemnifying party shall owe such amount. If as a result of such arbitration it is determined that the indemnifying party has no obligation to indemnify, the indemnifying party shall have no further liability on the Claim.

     SECTION 7.5 THIRD PARTY CLAIMS. The obligations and liabilities of Summit under this Article 7 with respect to Damages arising from Claims of any third party which are subject to the indemnification provided for in this Article 7 (a "Third Party Claim") shall be subject to the following additional terms and conditions:

          (A) If an Indemnified Party shall receive notice of the assertion or commencement of any Third Party Claim, the Indemnified Party shall give Summit notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release Summit from any of its obligations under this
Article 7 except to the extent Summit is materially prejudiced by such failure, and shall not relieve Summit from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article 7.

          (B) If any Third Party Claim referred to in Section 7.5(a) is brought against an Indemnified Party and it gives notice to Summit of the commencement of such Third Party Claim, Summit will be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless Summit is also a party to such Third Party Claim and the Indemnified Party determines, in its sole discretion, that joint representation would be inappropriate), to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnified Party and, after notice from Summit to the Indemnified Party of its election to assume the defense of such Third Party Claim, Summit will not be liable to the Indemnified Party under this Article 7 for any fees





                                      26.

of other counsel or other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim.

          (C) If Summit fails to promptly and diligently defend such Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim on behalf of and for the account and risk of Summit. The party who is not undertaking the defense of a Third Party Claim may, at its sole expense, participate in (but not control) such defense. No compromise or settlement of any Third Party Claim shall be effected by Summit without the Indemnified Party's consent and the Indemnified Party will have no liability with respect to any compromise or settlement of any Third Party Claim effected without its consent.

     SECTION 7.6 LIMITATIONS OF INDEMNIFICATION. Notwithstanding anything herein to the contrary, for any claims not involving fraud or intentional misrepresentation, Summit shall not be liable to indemnify the Indemnified Parties for any Damages except to the extent that the cumulative amount of the Damages incurred by the Indemnified Parties exceeds the sum of Forty Thousand Dollars ($40,000); provided, however, when such Damages reach $40,000, the Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for all such Damages. Notwithstanding any other provision contained in this Agreement to the contrary, in no event shall Summit have any liability for indemnification in an aggregate amount in excess of the Purchase Price (less any reductions in Purchase Price made in accordance with the terms of this Agreement), except in the case of fraud or intentional misrepresentation.

     SECTION 7.7 RIGHT OF SET-OFF. At Velos' option, if and when a Claim is made by Velos under this Article 7, any remaining Purchase Price payments to be made by Velos pursuant to Section 2.2 above that are equal in amount to the value of such Claim, may, as such Purchase Price payments become due, promptly be placed and retained by Velos in an escrow account established at a nationally-recognized financial institution mutually acceptable to the parties until the final adjudication, determination by arbitration or settlement of such Claim. Upon the final adjudication, determination by arbitration or settlement of such Claim, the amount held in escrow shall be released to the prevailing party. In the event that Velos is the prevailing party, Velos may, at its option, retain the amount payable in full or partial satisfaction of such Claim and reduce and offset the Purchase Price payments owing pursuant to Section 2.2 above in satisfaction of such Claim.

                                    ARTICLE 8

                                     GENERAL

     SECTION 8.1 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter, except that the Nondisclosure Agreement signed by the parties shall survive as an independent agreement.







                                      27.

     SECTION 8.2 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Summit, its successors and permitted assigns, and Velos and its successors and permitted assigns.

     SECTION 8.3 NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

     If to Summit, to:   Summit Medical Systems, Inc.
                         1801. West End Avenue, Suite 750
                         Nashville, Tennessee  37203
                         Attention:  President and CEO

     with a copy to:     Dorsey & Whitney LLP
                         220 South Sixth Street
                         Minneapolis, MN 55402
                         Attention:  Jonathan B. Abram, Esq.

     If to Velos, to:    Velos Medical Informatics, Inc.
                         2201 Walnut Avenue, Suite 208
                         Fremont, CA 94538
                         Attention:  President and CEO

     with a copy to:     Cooley Godward LLP
                         Five Palo Alto Square
                         3000 El Camino Real
                         Palo Alto, CA  94306
                         Attention:  Patrick A. Pohlen, Esq.

     SECTION 8.4 CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     SECTION 8.5 EXPENSES OF TRANSACTION; ATTORNEYS' FEES. Summit and Velos shall each pay their own respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. In the event of any litigation or arbitration or other judicial proceedings arising out of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the other reasonable attorney fees and all costs incurred by such party in such proceeding.

     SECTION 8.6 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding





                                      28.

unless such waiver shall be in writing and signed by the party claimed to have given consent thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     SECTION 8.7 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     SECTION 8.8 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     SECTION 8.9 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     SECTION 8.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     SECTION 8.11 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California, as applied to contracts entered into and to be performed solely within the state.

     SECTION 8.12 OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Other than equitable remedies available to any party or claims based on fraud, Article 7 hereto shall be the sole remedy of any party hereto for breaches of representations, warranties, covenants and agreements set forth in this Agreement.

     SECTION 8.13 SCHEDULE AND EXHIBIT LIST. The following schedules and exhibits are incorporated into this Agreement by reference:

     EXHIBITS:

     Exhibit A       Form of Promissory Note

     Exhibit B       Assignment of Trademarks

     Exhibit C       Bill of Sale






                                      29.

     Exhibit D    Sublease Agreement

     Exhibit E    Escrow Agreement

     Exhibit F    Opinion of Dorsey & Whitney

     Exhibit G    Summit Disclosure Schedule

     SCHEDULES:

     1.1(a)       Capital Equipment and Hard Assets

     1.1(b)       Inventory

     1.1(c)       Assigned Contracts

     1.1(d)       Accounts Receivables

     1.1(e)       Trademarks, Etc.

     1.1(f)       Patents

     1.1(g)       Other Assets

     1.1(h)       Health Provider Segment Technology

     1.2          Excluded Assets

     1.3          Assumed Liabilities

     1.4(a)       Assigned Contracts for which Consents have not been Obtained

     2.4          Allocation of Purchase Price

     5.5          Prepaid Obligations

     5.12(a)      Retained Employees

     5.12(f)      Post-Closing Services







                                      30.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                    SUMMIT MEDICAL SYSTEMS, INC.


                                    By:   /s/ Barbara A. Cannon
                                          --------------------------------------

                                    Name: Barbara A. Cannon
                                          --------------------------------------

                                    Title: President and Chief Executive Officer


                                    VELOS MEDICAL INFORMATICS, INC.


                                    By:   /s/ John S. McIlwain
                                          --------------------------------------

                                    Name: John S. McIlwain
                                          --------------------------------------

                                    Title: President and Chief Executive Officer











                                 SIGNATURE PAGE